EXHIBIT INDEX

Exhibit

99.1	Canyon Resources Corporation news release dated December 21, 2005
CANYON RESOURCES ANNOUNCES NEW EXPLORATION VICE PRESIDENT
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to announce that it has retained Mr. James A. Matlock as Vice President — Exploration. Mr. Matlock will start this new position in January 2006. Jim has a broad-based 25 year background in domestic and international exploration in various positions as a consulting geologist and with Placer Dome, Cyprus Amax Minerals Company, and Amoco Minerals Company. In these roles he developed a number of new mineral properties and discoveries. In addition, he served as a Captain in the US Army and has a BS in Geology and attended the Masters program in Geology at the University of Washington. His duties shall include oversight of the geologic, drilling and reserve development programs, in particular the ongoing program at our Briggs Mine in California and the planned programs at the Reward Project in Nevada. In addition, he shall be responsible for conducting property evaluations as part of our ongoing property acquisition and development program.
“The Vice President of Exploration position has been unoccupied for a number of years. With our increased focus on growth, we felt it vital to fill the position at this time. We are pleased to retain an individual with the depth of experience and drive that Jim can provide. He has a key role to play in our forward looking growth strategy in the development of mineable reserves and properties for the Company. He has already been instrumental in designing and initiating our Briggs drilling program as a consulting geologist over the last six months, where we expect to be able to announce initial results in early January. In addition, he has already made a strong contribution towards advancing our Reward Project toward its next phase of work. We are happy to have Jim join our team on a full time basis,” states James Hesketh, President and CEO.
About Canyon Resources
     Canyon Resources, based in Golden, Colorado, was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon currently owns the Briggs Mine in California and is currently evaluating the re-start of that operation. Canyon is also evaluating the potential development of the Reward Gold Project in Nevada.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464